Exhibit 99.1

Navistar, Inc. P : 331-332-5000 W : navistar.com 2701 Navistar Dr. Lisle, IL 60532 USA

Media Contact:	Karen Denning, 331-332-3535
Investor Contact:	Heather Kos, 331-332-2406
Web site:	www.Navistar.com/newsroom

NAVISTAR DELIVERS STRONG 4Q ADJUSTED EARNINGS OF $3.37 PER

SHARE; ACHIEVES BEST FULL-YEAR EARNINGS PERFORMANCE SINCE 2008

•	Full-year 2011 adjusted net income of $402 million, equal to $5.28 diluted EPS

•	Year-end manufacturing cash balance of $1.2 billion

LISLE, Ill. (December 20, 2011) – Navistar International Corporation (NYSE: NAV) today announced strong fourth quarter and full-year earnings performance reflecting the company’s continued execution of its strategy. Drivers of this performance included higher revenues and improved margins in its core North America truck business; sustained military sales; and an engine business that returned to profitability in the second half of the year. The company also saw revenues from outside of North America grow to more than $3 billion, as well as ongoing benefits from its engineering integration.

“We are pleased that we have finished the year strong and delivered solid fourth quarter results across all segments,” said Daniel C. Ustian, Navistar chairman, president and chief executive officer. “Not only did we deliver on 2011 commitments, we continued to invest in our strategy and set the foundation for a strong 2012.”

Reported net income for the fourth quarter ended October 31, 2011, of $255 million, equal to $3.48 diluted earnings per share, versus a year-ago net income of $44 million, equal to $0.61 diluted earnings per share. Adjusted net income for the fourth quarter 2011 was $247 million, or $3.37 diluted earnings per share.

Net income for fiscal year 2011 was $1.7 billion, equal to $22.64 diluted earnings per share, versus net income for fiscal 2010 of $223 million, equal to $3.05 diluted earnings per share. Adjusted net income was $402 million, or $5.28 diluted earnings per share. Adjustments impacting both the fourth quarter and fiscal year 2011 include the net impact of an income tax valuation allowance release, costs associated with the restructuring of North American manufacturing operations, engineering integration and the impact of the Medicare Part D court ruling.

In the fourth quarter, the company saw increases in worldwide unit chargeouts in both its traditional North American and global businesses while maintaining a strong market share position. The company purchased 2.7 million shares of its stock in the fourth quarter and ended the year with a manufacturing cash balance of $1.2 billion. Navistar is on track to complete the full $175 million stock repurchase program in early 2012.

“We expect the industry to continue its steady recovery,” said Ustian. “We will continue to leverage our market leading North American businesses, invest in new products and expand further into global markets, while effectively controlling our costs.”

Summary Financial Results:

(in millions, except per share data)	Fourth Quarter		Years Ended
	2011	2010	2011	2010
Sales and revenues, net	$4,323	$3,372	$13,958	$12,145
Segment Results:
Truck	$287	$86	$336	$424
Engine	58	(17)	84	51
Parts	87	77	287	266

Manufacturing segment profit(A)	$432	$146	$707	$741

Income before income taxes	$275	$56	$320	$290
Net income attributable to Navistar International Corporation	255	44	1,723	223
Diluted earnings per share attributable to Navistar International Corporation	3.48	0.61	22.64	3.05
Adjusted income attributable to Navistar International Corporation(A)	247	44	402	223
Adjusted diluted earnings per share attributable to Navistar International Corporation(A)	3.37	0.61	5.28	3.05

(A)	Non-GAAP measure, see Regulation G Non-GAAP Reconciliation for additional information.

Segment Results

Truck — For the fourth quarter 2011, the truck segment recorded $287 million in manufacturing segment profit, compared with a year-ago fourth quarter manufacturing segment profit of $86 million. For the fiscal year 2011, the truck segment recorded an adjusted profit of $509 million, excluding charges of $173 million for the restructuring of its North American manufacturing operations and engineering integration, compared with a fiscal year 2010 profit of $424 million.

Fiscal 2011 included a full-year revenue increase of 19 percent supported by record volume in Latin America, improved product mix, increased Class 8 and Class 6/7 truck chargeouts and improved pricing mainly through the use of the company’s proprietary 2010 engines. The segment also saw strong cost performance as a result of a solid order board, improved logistics performance and utilization of the company’s flexible manufacturing strategy.

This was all achieved in a year of lower military revenue, continued global investment, higher commodity costs, and increased product development costs to support future growth.

Engine — For the fourth quarter 2011, the engine segment recorded $58 million in profit, compared with a year-ago fourth quarter loss of $17 million. For the fiscal year 2011, the engine segment posted a profit of $84 million compared to a prior year profit of $51 million. The increase in year-over-year profit was driven by strong intercompany sales and margins from MaxxForce® Big-Bore engines and continued strong performance in South America, partially offset by increased engineering product development and higher adjustments to pre-existing warranties.

Parts — For the fourth quarter 2011, the parts segment recorded $87 million in profit, compared with a year-ago fourth quarter profit of $77 million. For the fiscal year, Navistar’s commercial parts business grew 17 percent, reflecting the company’s growth in truck and engine market share, the overall improvement in industry volume, and an increase in all-makes sales. Total parts segment profit in fiscal 2011 was $287 million, compared with a year-ago profit of $266 million.

Financial Services — For the fourth quarter 2011, the financial services segment recorded $27 million in profit, compared with a year-ago fourth quarter profit of $34 million. During fiscal year 2011, the segment earned $129 million, compared to $95 million in fiscal year 2010. The increase in year-over-year profits included decreased administrative costs and a lower provision for credit losses, slightly offset by a lower net interest margin. Liquidity remains strong and on better terms than previously available.

Corporate — The impact of higher taxes reduced earnings by approximately $0.29 a share, prior to the positive impact of the valuation adjustment.

About Navistar

Navistar International Corporation (NYSE: NAV) is a holding company whose subsidiaries and affiliates produce International® brand commercial and military trucks, MaxxForce® brand diesel engines, IC Bus™ brand school and commercial buses, Monaco® RV brands of recreational vehicles, and Workhorse® brand chassis for motor homes and step vans. It also is a private-label designer and manufacturer of diesel engines for the pickup truck, van and SUV markets. The company also provides truck and diesel engine service parts. Another affiliate offers financing services. Additional information is available at www.Navistar.com/newsroom.

Forward-Looking Statement

Information provided and statements contained in this report that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. Such forward-looking statements only speak as of the date of this report and the company assumes no obligation to update the information included in this report. Such forward-looking statements include information concerning our possible or assumed future results of operations, including descriptions of our business strategy. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” or similar expressions. These statements are not guarantees of performance or results and they involve risks, uncertainties, and assumptions. For a further description of these factors, see Item 1A, Risk Factors of our Form 10-K for the fiscal year ended October 31, 2011, which was filed on December 20, 2011. Although we believe that these forward-looking statements are based on reasonable assumptions, there are many factors that could affect our actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements. All future written and oral forward-looking statements by us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. Except for our ongoing obligations to disclose material information as required by the federal securities laws, we do not have any obligations or intention to release publicly any revisions to any forward-looking statements to reflect events or circumstances in the future or to reflect the occurrence of unanticipated events.

Navistar International Corporation and Subsidiaries

Consolidated Statements of Operations

	Three Months Ended October 31,		For the Years Ended October 31,
	2011	2010	2011	2010
(in millions, except per share data)		Revised(A)
Sales of manufactured products, net	$4,277	$3,316	$13,758	$11,926
Finance revenues	46	56	200	219

Sales and revenues, net	4,323	3,372	$13,958	$12,145

Costs of products sold	3,432	2,765	11,262	9,741
Restructuring charges (benefit)	12	8	92	(15)
Impairment of property and equipment and intangible assets	—	—	64	—
Selling, general and administrative expenses	428	331	1,434	1,406
Engineering and product development costs	125	126	532	464
Interest expense	60	64	247	253
Other expense (income), net	(25)	4	(64)	(44)

Total costs and expenses	4,032	3,298	13,567	11,805
Equity in loss of non-consolidated affiliates	(16)	(18)	(71)	(50)

Income before income tax	275	56	320	290
Income tax benefit (expense) (B)	—	(6)	1,458	(23)

Net income	275	50	1,778	267
Less: Net income attributable to non-controlling interests	20	6	55	44

Net income attributable to Navistar International Corporation	$255	$44	$1,723	$223

Earnings per share attributable to Navistar International Corporation:

Basic	$3.52	$0.62	$23.66	$3.11
Diluted	3.48	0.61	22.64	3.05
Weighted average shares outstanding:

Basic	72.5	72.2	72.8	71.7
Diluted	73.2	73.6	76.1	73.2

(A)	Starting with the first quarter of 2011, the company changed its method of accruing for certain incentive compensation specifically relating to cash bonuses for interim reporting purposes from a ratable method to a performance-based method. The company believes that the performance-based method is preferable because it links the accrual of incentive compensation with the achievement of performance. We have revised our previously reported Consolidated Statement of Operations for the three months ended October 31, 2010 on a retrospective basis to reflect this change in principle based on information that would have been available as of our previous filing. The change has no impact on our annual financial results.
(B)	In the fourth quarter of 2011, certain out-of-period adjustments were recorded related to the partial release of the company’s income tax valuation allowance. The adjustments of approximately $61 million primarily related to the classification of a deferred tax item and resulted in the company recognizing an additional income tax benefit. The company should have recognized the income tax benefit for this amount in the third quarter of 2011 with the release of a portion of the company’s income tax valuation allowance. Correcting the error was not material to any of the related periods.

Navistar International Corporation and Subsidiaries

Consolidated Balance Sheets

	As of October 31,
(in millions, except per share data)	2011	2010
ASSETS
Current assets
Cash and cash equivalents	$539	$585
Restricted cash and cash equivalents	100	—
Marketable securities	718	586
Trade and other receivables, net	1,219	987
Finance receivables, net	2,198	1,770
Inventories	1,714	1,568
Deferred taxes, net	474	83
Other current assets	273	256

Total current assets	7,235	5,835
Restricted cash and cash equivalents	227	180
Trade and other receivables, net	122	44
Finance receivables, net	715	1,145
Investments in non-consolidated affiliates	60	103
Property and equipment, net	1,570	1,442
Goodwill	319	324
Intangible assets, net	234	262
Deferred taxes, net	1,583	63
Other noncurrent assets	226	332

Total assets	$12,291	$9,730

LIABILITIES and STOCKHOLDERS’ EQUITY (DEFICIT)
Liabilities
Current liabilities
Notes payable and current maturities of long-term debt	$1,379	$632
Accounts payable	2,122	1,827
Other current liabilities	1,297	1,130

Total current liabilities	4,798	3,589
Long-term debt	3,477	4,238
Postretirement benefits liabilities	3,210	2,097
Deferred taxes, net	59	142
Other noncurrent liabilities	719	588

Total liabilities	12,263	10,654
Redeemable equity securities	5	8
Stockholders’ equity (deficit)
Series D convertible junior preference stock	3	4
Common stock ($0.10 par value per share, 220.0 and 110.0 shares authorized, at the respective dates, 75.4 shares issued at both dates)	7	7
Additional paid in capital	2,253	2,206
Accumulated deficit	(155)	(1,878)
Accumulated other comprehensive loss	(1,944)	(1,196)
Common stock held in treasury, at cost (4.9 and 3.6 shares, at the respective dates)	(191)	(124)

Total stockholders’ deficit attributable to Navistar International Corporation	(27)	(981)
Stockholders’ equity attributable to non-controlling interest	50	49

Total stockholders’ equity (deficit)	23	(932)

Total liabilities and stockholders’ equity (deficit)	$12,291	$9,730

Navistar International Corporation and Subsidiaries

Consolidated Statements of Cash Flows

	For the Years Ended October 31,
(in millions)	2011	2010
Cash flows from operating activities
Net income	$1,778	$267
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	290	265
Depreciation of equipment leased to others	38	51
Deferred taxes, including change in valuation allowance	(1,513)	17
Impairment of property and equipment and intangible assets	75	—
Amortization of debt issuance costs and discounts	44	38
Stock-based compensation	36	24
Provision for doubtful accounts, net of recoveries	(6)	29
Equity in loss of affiliated companies, net of dividends	75	55
Other non-cash operating activities	(15)	61
Changes in operating assets and liabilities, exclusive of the effects of businesses acquired and disposed:
Trade and other receivables	(212)	(136)
Finance receivables	8	546
Inventories	(129)	122
Accounts payable	247	(72)
Other assets and liabilities	164	(160)

Net cash provided by operating activities	880	1,107

Cash flows from investing activities
Purchases of marketable securities	(1,562)	(1,876)
Sales or maturities of marketable securities	1,430	1,290
Net change in restricted cash and cash equivalents	(147)	515
Capital expenditures	(429)	(234)
Purchase of equipment leased to others	(71)	(45)
Proceeds from sales of property and equipment	32	23
Investments in and advances to non-consolidated affiliates	(65)	(97)
Proceeds from sales of affiliates	3	7
Acquisition of intangibles	(26)	(15)
Business acquisitions, net of escrow received	12	(2)

Net cash used in investing activities	(823)	(434)

Cash flows from financing activities
Proceeds from issuance of securitized debt	599	1,460
Principal payments on securitized debt	(708)	(1,579)
Proceeds from issuance of non-securitized debt	214	687
Principal payments on non-securitized debt	(107)	(883)
Net increase (decrease) in notes and debt outstanding under revolving credit facilities	137	(866)
Principal payments under financing arrangements and capital lease obligations	(86)	(62)
Debt issuance costs	(11)	(35)
Purchases of treasury stock	(125)	—
Proceeds from exercise of stock options	40	35
Dividends paid by subsidiaries to non-controlling interest	(53)	(57)

Net cash used in financing activities	(100)	(1,300)

Effect of exchange rate changes on cash and cash equivalents	(3)	—

Decrease in cash and cash equivalents	(46)	(627)
Cash and cash equivalents at beginning of the year	585	1,212

Cash and cash equivalents at end of the year	$539	$585

Navistar International Corporation and Subsidiaries

Segment Reporting

(Unaudited)

We define segment profit (loss) as net income attributable to Navistar International Corporation (“NIC”), excluding income tax benefit (expense). Selected financial information is as follows:

(in millions)	Truck(A)	Engine(B)	Parts	Financial Services(C)	Corporate and Eliminations	Total
October 31, 2011
External sales and revenues, net	$9,690	$2,101	$1,967	$200	$—	$13,958
Intersegment sales and revenues	48	1,690	188	91	(2,017)	—

Total sales and revenues, net	$9,738	$3,791	$2,155	$291	$(2,017)	$13,958

Net income attributable to NIC	$336	$84	$287	$129	$887	$1,723
Income tax benefit	—	—	—	—	1,458	1,458

Segment profit (loss)(D)(E)(F)	$336	$84	$287	$129	$(571)	$265

Depreciation and amortization	$151	$120	$9	$28	$20	$328
Interest expense	—	—	—	109	138	247
Equity in (loss) income of non-consolidated affiliates	(73)	(4)	6	—	—	(71)
Segment assets	2,771	1,849	700	3,580	3,391	12,291
Capital expenditures(G)	83	172	19	2	153	429

October 31, 2010
External sales and revenues, net	$8,205	$2,031	$1,690	$219	$—	$12,145
Intersegment sales and revenues	2	955	195	90	(1,242)	—

Total sales and revenues, net	$8,207	$2,986	$1,885	$309	$(1,242)	$12,145

Net income attributable to NIC	$424	$51	$266	$95	$(613)	$223
Income tax expense	—	—	—	—	(23)	(23)

Segment profit (loss)	$424	$51	$266	$95	$(590)	$246

Depreciation and amortization	$160	$106	$7	$28	$15	$316
Interest expense	—	—	—	113	140	253
Equity in (loss) income of non-consolidated affiliates	(51)	(2)	3	—	—	(50)
Segment assets	2,457	1,715	811	3,497	1,250	9,730
Capital expenditures(G)	82	116	8	2	26	234

(A)	In 2011, the Truck segment profit included $173 million of charges related to the restructuring of its North American manufacturing operations and engineering integration costs.
(B)	In 2011, the Engine segment recognized a $10 million gain on the extinguishment of a liability related to an equipment financing transaction. Previously, such gains were not material and were recorded within Corporate.
(C)	Total sales and revenues in the Financial Services segment include interest revenues of $285 million, and $270 million for 2011 and 2010, respectively.
(D)	Beginning in the second quarter of 2011, certain purchases from the Engine segment by the Parts segment are recorded at market-based pricing. All other intersegment purchases from the Truck and Engine segments by the Parts segment continue to be recorded at standard production cost. The effect of this change did not have a material impact on our segment reporting.
(E)	In the first quarter of 2011, we began allocating gains and losses on commodities derivatives to the segments to which the underlying commodities relate. Previously, the impacts of commodities derivatives were not material and were recorded within Corporate.
(F)	Effective with the fourth quarter of 2011, the company’s master intercompany agreement was amended to provide the ability to adjust fees and rates paid by the Truck and Parts segment to the Financial Services segment for changes in the Financial Services segments capital structure. In the fourth quarter of 2011 as a result of the amendment, the Financial Services segment refunded the Truck and Parts segments $11 million for financing fees.
(G)	Exclusive of purchases of equipment leased to others.

SEC Regulation G Non-GAAP Reconciliation

The financial measures presented below of adjusted income and adjusted diluted earnings per share attributable to Navistar International Corporation, manufacturing segment profit, and adjusted manufacturing segment profit are unaudited and not in accordance with, or an alternative for, financial measures presented in accordance with U.S. generally accepted accounting principles (GAAP). The non-GAAP financial information presented herein should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP.

We believe manufacturing segment profit, which includes the segment profits of our Truck, Engine, and Parts reporting segments, provides meaningful information of our core manufacturing business and therefore we use it to supplement our GAAP reporting by identifying items that may not be related to the core manufacturing business. We have chosen to provide this supplemental information to investors, analysts and other interested parties to enable them to perform additional analyses of operating results, to illustrate the results of operations giving effect to the non-GAAP adjustments shown in the below reconciliation, and to provide an additional measure of performance.

In addition, we believe that adjusted income and adjusted diluted earnings per share attributable to Navistar International Corporation and manufacturing segment profit excluding certain items, which are not considered to be part of our ongoing business, improves the comparability of year to year results and is representative of our underlying performance. We have chosen to provide this supplemental information to investors, analysts and other interested parties to enable them to perform additional analyses of operating results, to illustrate the results of operations giving effect to the non-GAAP adjustments shown in the reconciliations below, and to provide an additional measure of performance.

Adjustments included in the following schedules have not been adjusted to reflect their income tax effect as the adjustments are intended to represent the impact on the company’s consolidated statement of operations without the incremental income tax effect that would result from the release of the income tax valuation allowance. The charges related to our Canadian operations would not be impacted as a full income tax valuation allowance remains for Canada.

Adjusted net income attributable to Navistar International Corporation reconciliation:

	October 31, 2011
(in millions)	Three Months Ended	Years Ended
Net income attributable to Navistar International Corporation	$255	$1,723
Plus:
Engineering integration costs(A)	23	64
Restructuring of North American manufacturing operations(B)	5	127
Medicare Part D ruling related to prior period (C)	15	15
Less:
Income tax valuation allowance release(D)	51	$1,527

Adjusted income attributable to Navistar International Corporation	$247	$402

Adjusted diluted earnings per share attributable to Navistar International Corporation reconciliation:

	October 31, 2011
(in millions, except per share data)	Three Months Ended	Years Ended
Diluted earnings per share attributable to Navistar International Corporation	$3.48	$22.64
Effect of adjustments on diluted earnings per share attributable to Navistar International Corporation	(0.11)	(17.36)

Adjusted income attributable to Navistar International Corporation	$3.37	$5.28

Diluted weighted shares outstanding	73.2	76.1

Manufacturing segment profit and adjusted manufacturing segment profit reconciliation:

	Three Months Ended October 31,		Years Ended October 31,
(in millions)	2011	2010	2011	2010
		Revised(E)
Net income attributable to Navistar International Corporation	$255	$44	$1,723	$223
Less:
Financial services segment profit	27	34	129	95
Corporate and eliminations	(204)	(130)	(571)	(590)
Income tax benefit (expense)	—	(6)	1,458	(23)

Manufacturing segment profit	$432	$146	$707	$741
Plus:
Engineering integration costs(A)	18	—	51	—
Restructuring of North American manufacturing operations (B)	5	—	124	—

Adjusted manufacturing segment profit	$455	$146	$882	$741

Adjusted Truck segment profit reconciliation:

(in millions)	Year Ended October 31, 2011
Truck segment profit	$336
Plus:
Engineering integration costs(A)	49
Restructuring of North American manufacturing operations (B)	124

Adjusted Truck segment profit	$509

(A)	Engineering integration costs relate to the consolidation of our truck and engine engineering operations as well as the move of our world headquarters. These costs include restructuring charges for activities at our Fort Wayne facility of $6 million and $29 million for the three months and year ended October 31, 2011, respectively. We also incurred an additional $17 million and $35 million of other related costs for the three months and year ended October 31, 2011, respectively. Our manufacturing segment recognized $18 million and $51 million of the engineering integration costs for the three months and year ended October 31, 2011, respectively. The Truck segment recognized $49 million of the engineering integration costs for the year ended October, 31, 2011.
(B)	Restructuring of North American manufacturing operations are charges primarily related to our plans to close our Chatham, Ontario heavy truck plant and Workhorse chassis plant in Union City, Indiana, and to significantly scale back operations at our Monaco recreational vehicle headquarters and motor coach manufacturing plant in Coburg, Oregon. These costs include restructuring charges of $5 million and $58 million for the three months and year ended October 31, 2011. We also incurred an additional $5 million of other related costs for the year ended October 31, 2011. In addition, the company recognized $64 million of impairment charges related to certain intangible assets and property plant and equipment primarily related to these facilities. The Truck segment recognized $5 million and $124 million of restructuring of North American manufacturing operation charges for the three months and year ended October 31, 2011.
(C)	In the fourth quarter of 2011, the company had an unfavorable ruling related to a 2010 administrative change the company made to the prescription drug program under the OPEB plan affecting plan participants who are Medicare eligible. As a result the company recognized approximately $15 million of expense for postretirement benefits.
(D)	In the third quarter of 2011, we recognized an income tax benefit of $1.476 billion from the release of a portion of our income tax valuation allowance. In the fourth quarter of 2011, we recognized an additional income tax benefit of $61 million related to the release of a portion of our income tax valuation allowance. As domestic earnings are now taxable with the release of the income tax valuation allowance we recognized $10 million of domestic income tax expense for 2011 that would not have been recognized had we not released a portion of the allowance. The $10 million of domestic income taxes were netted against the total benefit of $1.537 billion from the release of a portion of the income tax valuation allowance.
(E)	Starting with the first quarter of 2011, the company changed its method of accruing for certain incentive compensation, specifically relating to cash bonuses, for interim reporting purposes from a ratable method to a performance-based method. This change did not have an impact on our annual financial results. We have revised our previously reported Quarterly Condensed Consolidated Statements of Operations and Financial Data on a retrospective basis to reflect this change in principle based on information that would have been available as of our previous filing.